Exhibit 99.2

Kimball Electronics, Inc. Announces Appointment of Lead Independent Director

JASPER, Ind.--(GLOBE NEWSWIRE)--Oct. 23, 2015-- Kimball Electronics, Inc. (NASDAQ: KE), today announced that the Board of Directors (the “Board”) of Kimball Electronics, Inc. (the “Company”), at its Oct. 21, 2015 meeting, elected Gregory J. Lampert to the newly-created position of Lead Independent Director.

In this role, Mr. Lampert’s most significant duties will include chairing executive sessions of the Board, acting as a liaison between the Board and Chief Executive Officer of the Company, assisting in setting meeting agendas, leading development and implementation of Board evaluations and presiding at the Board meetings in the event the current Chairman is unavailable.

Mr. Lampert is Executive Vice President, President and Chief Executive Officer of General Cable, Americas. He has held various management positions at General Cable since joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation.
“Speaking on behalf of the independent members of our Board, we are excited about the election of Greg for this position,” said Don Charron, Chairman of the Board and Chief Executive Officer, Kimball Electronics. “The creation of the role of lead independent director is an important step to further enhance our board independence and corporate governance practices. Greg has demonstrated thoughtful leadership during his tenure as a member of our young Board, and his values and executive management experience align perfectly with this important new Board position.”

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, and China, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.